Exhibit 23.3

CONSENT OF INDEPENDENT ENGINEERS

CONSENT OF RALPH E. DAVIS ASSOCIATES, INC.

As independent petroleum engineers, we hereby consent to (a) the use of our reserve reports relating to the proved reserves of gas and oil (including coalbed methane) of CNX Gas Corporation (and/or its predecessor(s) in interest) as of December 31, 2004 and 2003, and (b) the references to us as experts, in each case, in (x) CNX Gas Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005, and (y) all of CNX Gas Corporation’s current and future registration statements filed with the U.S. Securities and Exchange Commission, including all pre-effective and post-effective amendments thereto including by incorporation by reference, including without limitation, CNX Gas Corporation’s Registration Statement on Form S-8 (file no. 333-131497) and CNX Gas Corporation’s Registration Statement on Form S-1 (file no. 333-127483).

We further wish to advise that we are not employed on a contingent basis and that at the time of the preparation of our report, as well as at present, neither Ralph E. Davis associates, Inc. nor any of its employees had, or now has, a substantial interest in CNX Gas Corporation or any of its subsidiaries, as a holder of its securities, promoter, underwriter, voting trustee, director, officer or employee.

RALPH E. DAVIS ASSOCIATES, INC.

/s/ Allen C. Barron
Allen C. Barron, P.E.

Date: February 20, 2006

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